Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-158781
March 8, 2012

Continental Airlines, Inc. ("Continental")

Securities:	Class A Pass Through Certificates, Series 2012-1 ("Class A Certificates")	Class B Pass Through Certificates, Series 2012-1 ("Class B Certificates")
Amount:	$753,035,000	$139,103,000
CUSIP:	210795 PZ7	210795 QA1
ISIN:	US210795PZ71	US210795QA12
Coupon:	4.150%	6.250%
Make-Whole Spread over Treasuries:	0.400%	0.500%
Available Amount under Liquidity Facility at April 11, 2013:	$46,876,429	$13,040,907
Initial Maximum Commitment Amount Under Liquidity Facility:	$48,525,785	$13,499,753
Public Offering Price:	100%	100%
Underwriting:
Credit Suisse Securities (USA) LLC	$107,576,429	$19,871,858
Morgan Stanley & Co. LLC	$107,576,429	$19,871,858
Deutsche Bank Securities Inc.	$107,576,429	$19,871,858
Goldman, Sachs & Co.	$107,576,429	$19,871,858
Citigroup Global Markets Inc.	$107,576,428	$19,871,856
J.P. Morgan Securities LLC	$107,576,428	$19,871,856
Jefferies & Company, Inc.	$107,576,428	$19,871,856
Concession to Selling Group Members:	0.500%	0.500%
Discount to Broker/Dealers:	0.250%	0.250%
Underwriting Commission:	$11,151,725
Continental’s Transaction Expenses:	$3,400,000
Underwriting Agreement:	Dated March 8, 2012
Settlement:	March 22, 2012 (T+10) closing date, the 10th business day following the date hereof
Preliminary Prospectus Supplement:	Continental has prepared a Preliminary Prospectus Supplement, dated March 8, 2012, which includes additional information regarding the Class A Certificates and the Class B Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.